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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                            UNION BANKSHARES COMPANY
          -----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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UNION
BANKSHARES
COMPANY

--------------------------------------------------------------------------------
P.O. Box 479, ELLSWORTH, MAINE 04605                                207-667-2504


March 28, 2000


It is my pleasure to present to you the 1999 annual report for Union Bankshares, a copy of which is enclosed. We posted increased earnings for the seventh consecutive year and continue to make strategic investments to ensure the long-term success of your bank.

Speaking of strategic investments, I am pleased to inform you that we have signed an agreement to acquire The Waldoboro Bank, F.S.B. A copy of the press release announcing the acquisition is attached. This investment represents a strategic decision to expand our geographic scope into the Mid-coast region. Knox, Lincoln and Waldo Counties are experiencing strong economic growth and this opportunity will allow us to take advantage of a broader market for our services. This area also shares many of the same characteristics as Downeast Maine including fishing, tourism, a growing service-based economy and an influx of retirees. We have built an exceptional team of employees and have a good mix of services to offer. Utilizing our healthy capital position to acquire Waldoboro Bank will leverage these strengths.

Although this envelope says 'proxy statement enclosed', you will not receive that until later in April. I did not want to delay delivery of the annual report because of the acquisition. However, our annual shareholder meeting will not be held until June of this year. You will receive a joint proxy statement in preparation for this special meeting, during which the purchase will be approved. You will receive notification shortly about the time and place of the annual shareholder meeting.

Thank you for your support and we look forward to discussing this exciting development with you.

Sincerely,

/s/ Peter A. Blyberg
----------------------

Peter A. Blyberg
President

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                                                                  March 28, 2000

                                                           FOR IMMEDIATE RELEASE

For more information, contact:

UNION BANKSHARES COMPANY                          MID-COAST BANCORP, INC.
Peter A. Blyberg                                  Wesley E. Richardson
800-432-1592 -or- 207-667-2504                    800-540-5363 -or- 207-832-7521

                    UNION BANKSHARES COMPANY ANNOUNCES PLANS
                       TO ACQUIRE MID-COAST BANCORP, INC.

Ellsworth, Maine, March 28, 2000: Union Bankshares Company ("Union") (www.uniontrust.com) announced that it has signed a definitive agreement to acquire Mid-Coast Bancorp, Inc. (NASDAQ: MCBN) (www.waldoborobank.com) and its wholly-owned subsidiary, The Waldoboro Bank, F.S.B. ("Waldoboro"), a federally-chartered savings bank headquartered in Waldoboro, Maine with assets of $82.0 million. Under the terms of the agreement, Waldoboro will be merged into Union's subsidiary bank, Union Trust Company ("Union Trust") and Waldoboro's four offices, in Waldoboro, Rockland, Belfast and Jefferson, will operate as branches of Union Trust.

Under the terms of the agreement, which was approved by the Boards of Directors of both Union and MCBN, MCBN shareholders will receive $15.875 in cash for each share of MCBN common stock, for a total transaction cost of approximately $11.9 million. Based on Monday's closing price of $6.00 per share of MCBN common stock, this price represents a market premium of 165%.

In accordance with the agreement, MCBN granted Union an option to acquire, under certain terms and conditions, up to 19.9% of MCBN's common stock at $6.00 per share. The option was granted as an inducement for Union to enter into the agreement.

This transaction, which is subject to shareholder and regulatory approvals, is expected to close during the third quarter of 2000. Following consummation of the transaction, Peter A. Blyberg, President and Chief Executive Officer of Union and Union Trust will become President and Chief Executive Officer of the combined institutions.

"Union Trust and Waldoboro are ideal partners," commented Mr. Blyberg. "We are both customer-focused community banks with excellent track records of serving down east and mid-coast Maine. We share the same values and commitment to our customers, communities, employees and shareholders. Union Trust will benefit by the expansion of our franchise to the mid-coast markets where Waldoboro has been so successful and we look forward to bringing new products and services to Waldoboro's customers. In fact, this is a great combination of people, technology and capital, all focused on providing outstanding customer service AND more value to our shareholders."


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Mr. Richardson stated, "We are extremely pleased to join Union Trust. Union
Trust is an excellent, highly profitable Maine community bank, with a solid reputation, over 100 years' experience serving the financial needs of Maine families, businesses and communities and an outstanding array of complementary products and services. We will now be able to offer our customers an expanded line of commercial, trust and investment services that will help them to meet their financial goals. Together, we will continue to expand community banking in eastern Maine and deliver personalized customer service and an ever-expanding range of innovative financial products to our customers."

Mr. Blyberg added, "We also welcome the Waldoboro employees to the Union Trust team. Their skills and knowledge are a definite plus for this combination."

Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine, with one subsidiary, Union Trust Company, which was organized in 1887 and headquartered in Ellsworth, Maine. Union Trust Company operates 11 banking offices in eastern Maine. Mid-Coast Bancorp, Inc. is the holding company for The Waldoboro Bank, F.S.B., chartered in 1891. The Waldoboro Bank, F.S.B. operates 4 banking offices in mid-coast Maine.

                                      # # #

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which are, in some cases, beyond the control of Union Bankshares Company or Mid-Coast Bancorp, Inc., as the case may be. Actual events, performance and results could differ materially from the anticipated event, performance or results expressed or implied in such forward-looking statements. The factors which may cause such differences include, among other factors, the ability of the parties to consummate the transactions contemplated by the Agreement, conditions imposed on the consummation of such transactions by regulatory agencies, the competitive environment and general economic conditions.